Exhibit 8.1

December 3, 2004

Hawk Corporation
Equity Tower, Suite 1500
200 Public Square
Cleveland, Ohio 44114

Re:	Offer to Exchange $110,000,000 8 3/4 Senior Exchange Notes due 2014 for all Outstanding 8 3/4 Senior Notes due 2014

Gentlemen:

We have acted as counsel for Hawk Corporation, a Delaware corporation (“Hawk”) and the domestic subsidiaries of Hawk listed on Exhibit A attached hereto (collectively, the “Guarantors” and, together with Hawk, the “Company”), in connection with the Company’s proposed offer (the “Exchange Offer”) to exchange up to $110,000,000 (aggregate principal amount due at maturity) of its outstanding 8 3/4% Senior Notes due 2014 (collectively, the “Private Notes”) for up to $110,000,000 (aggregate principal amount due at maturity) of its 8 3/4% Senior Exchange Notes due 2014 (collectively, the “Exchange Notes”) pursuant to a Registration Statement on Form S-4, as amended from time to time, filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. Such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement.” Capitalized terms used herein without definition have the meanings assigned to them in the Registration Statement.

You have requested our opinion as to certain United States federal income tax consequences of the Exchange Offer. In preparing our opinion, we have reviewed and relied upon the Registration Statement and such other documents as we deemed necessary.

On the basis of the foregoing, it is our opinion that under current law the exchange of the Private Notes for the Exchange Notes pursuant to the Exchange Offer should not be treated as an “exchange” for United States federal income tax purposes, because the Exchange Notes should not be considered to differ materially in kind or extent from the Private Notes. Rather, the Exchange Notes received by a holder should be treated as a continuation of the Private Notes in the hands of that holder. Accordingly, there should be no United States federal income tax consequences to holders solely as a result of the exchange of the Private Notes for the Exchange Notes under the Exchange Offer.

The opinion set forth above is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated or proposed thereunder, current positions of the Internal Revenue Service (the “IRS”) contained in published revenue rulings, revenue procedures and announcements, existing judicial decisions and other applicable authorities, all of which are subject to change, which changes may be retroactively applied. A change in the authorities upon which our opinion is based could affect our conclusions. No tax ruling has been sought from the IRS with respect to any of the matters discussed herein. Unlike a ruling from the IRS, an opinion of counsel is not binding on the IRS. Hence, no assurance can be given that the opinion stated in this letter will not be successfully challenged by the IRS or that a court would reach the same

One Cleveland Center
20th Floor
1375 East Ninth Street
Cleveland, OH 44114-1793
216.696.8700
www.kjk.com

conclusion. We express no opinion concerning any tax consequences of the Exchange Offer except as expressly set forth above.

We bring to your attention that Byron S. Krantz, a partner of this firm, is a stockholder, a director and the Secretary of Hawk and a director and the Secretary of each of the Guarantors, that Marc C. Krantz, a partner of this firm, is a stockholder and an Assistant Secretary of Hawk and an Assistant Secretary of each of the Guarantors, and that other partners and employees of this firm may from time to time be stockholders of Hawk.

We consent to the filing of this opinion as an exhibit to the Registration Statement, to the reference to this firm and the inclusion of our opinion in the section entitled “Certain United States Federal Income Tax Consequences” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Respectfully submitted,

KOHRMAN JACKSON & KRANTZ P.L.L.
By:	/s/ Marc C. Krantz
Marc C. Krantz, a partner

EXHIBIT A

Domestic Subsidiaries of Hawk Corporation

Allegheny Clearfield, Inc.
Friction Products Co.
Hawk MIM, Inc.
Hawk Motors, Inc.
Hawk Precision Components Group, Inc.
Helsel, Inc.
Logan Metal Stampings, Inc.
Net Shape Technologies LLC
Quarter Master Industries, Inc.
Sinterloy Corporation
S.K. Wellman Corp.
S.K. Wellman Holdings, Inc.
Tex Racing Enterprises, Inc.
Wellman Products Group, Inc.
Wellman Products, LLC

One Cleveland Center
20th Floor
1375 East Ninth Street
Cleveland, OH 44114-1793
216.696.8700
www.kjk.com